Exhibit 10.25



			    MODIFICATION AGREEMENT
			 (SECOND AMENDMENT TO LEASE)

	This MODIFICATION AGREEMENT (SECOND AMENDMENT TO LEASE) (this "Amendment") is made as of February 1, 1996, by and between BNP
LEASING CORPORATION, a Delaware corporation ("Landlord"), and 3COM CORPORATION, a California corporation ("Tenant").

			       R E C I T A L S

	A. Landlord and Tenant executed a Lease Agreement dated as of July 14, 1994, evidenced by a short form dated July 15, 1994, recorded in Book N520, Page 1474 of the Official Records of Santa Clara County, California. Such Lease Agreement, as previously amended by a Modification Agreement (First Amendment to Lease) dated as of February 1, 1995, is hereinafter called the "Original Lease". Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Original Lease, unless amended herein.

	B. The first Base Rental Period under the Original Lease began September 1, 1995.

	C. The Initial Funding Advance under the Original Lease was $6,700,000 and the Outstanding Construction Allowance on the date hereof is $26,287,950. Accordingly, the Stipulated Loss Value on the date hereof is $32,987,950.

	D. Landlord and Tenant wish to modify and amend the Original Lease in order to increase the Maximum Construction Allowance, such increase to be used for an extension to the existing building located on the Land and a new building and parking garage to be located on the Land.

	NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and Tenant, with the consent of the Participants, agree as follows:

I.      Amendment of the Lease.  Effective as of the date of this
Amendment:

	A.      Definitions.

	(1) The following terms defined in Paragraph 1 of the Lease are hereby amended in their entirety to read as follows:

		(c)     Advance Date.   "Advance Date" means, regardless
of whether any Construction Advance shall actually be made thereon, the first Business Day of every calendar month until and including the Last Advance Date.

		(j) Base Rent Date. "Base Rent Date" means the first Business Day of each third calendar month, beginning with the first Business Day of the third calendar month after the Base Rent Commencement Date and continuing regularly thereafter to and including the Designated Payment Date.

		(u)     Completion Deadline.   "Completion Deadline"
means August 31, 1998.

		(y) Construction Periods. The first "Construction Period" shall be a short period beginning on and including the effective date hereof and ending on but not including the first Advance Date.
Each successive "Construction Period" after the first Construction Period shall be a period of approximately one (1) month, and shall begin on and include the day on which the preceding Construction Period ends and shall end on but not include the next following Advance Date. The last "Construction Period" shall end on but not include the Last Advance Date.

		(au)    Funding Advances.   "Funding Advances" means
(1) the Initial Funding Advance and (2) all advances made after the Initial Funding Advance (which, together with the Initial Funding Advance, are expected to total $67,987,950) made by Landlord's Lender or by any Participant to or on behalf of Landlord to allow Landlord to provide the Construction Allowance hereunder.

		(be) Last Advance Date. "Last Advance Date" means the earlier of (1) the Completion Deadline, or (2) the Designated Payment Date, or (3) the first Base Rental Date that occurs at least ten (10) days after Landlord has received a Notice of Last Advance or a Completion Notice, as such term is amended by the Modification Agreement (Second Amendment to Lease).

		(bi)    Maximum Construction Allowance.   "Maximum
Construction Allowance" means an amount equal to $67,987,950, less the Initial Funding Advance.

		(ce)    Stipulated Loss Value.   "Stipulated Loss
Value" means the amount computed from time to time in accordance with the formula specified in this definition. Such amount shall equal the Initial Funding Advance (i.e., $6,700,000), PLUS the Outstanding Construction Allowance as of the date a computation is required hereunder, LESS the amount (if any) of Qualified Payments paid to Landlord on or prior to such date that have not been deducted in calculating the Outstanding Construction Allowance. Thus, for example, if a determination of Stipulated Loss Value is required under subparagraph 3(a) on the first date of the applicable Base Rental Period, and if Tenant has used the entire $61,287,950 Construction Allowance to make the Initial Improvements to the Leased Property, but the Leased Property has been damaged by fire or other casualty with the result that $5,000,000 of net insurance proceeds have been paid to Landlord and retained by Landlord as Qualified Payments, then the "Stipulated Loss Value" as of the date of the required determination shall equal $62,987,950:

		The Initial Funding Advance ($6,700,000) PLUS the Outstanding Construction Allowance--after accounting for Qualified Payments that were applied to reduce the Outstanding Construction Allowance--($61,287,950 - $5,000,000 = $56,287,950) LESS zero
(since all Qualified Payments were applied to reduce the Outstanding Construction Allowance) = $6,700,000 + $56,287,950 - $0 = $62,987,950.

	(2) The following new definitions are hereby added to the Original Lease at the end of Paragraph 1 thereof:

		(ck)  Base Rent Component.   "Base Rent Component"
means, at the time in question, the amount of Stipulated Loss Value at such time less the amount of the Carrying Costs Component at such time.

		(cl)    Phase I.   "Phase I" means the Improvements
for which Tenant has paid (or reimbursed itself) with Construction Advances made on or before January 31, 1996.

		(cm)    Phase II.   "Phase II" means all Improvements
other than Phase I Improvements.

		(co)    Phase II Carrying Costs Period.   "Phase II
Carrying Costs Period" means the period from and including February 1, 1996 until the earlier of (1) the Last Advance Date, or (2) the first Base Rental Date that occurs at least ten (10) days after Landlord has received a notice from Tenant stating that Tenant elects to have the Phase II Carrying Costs Period end.

		(cp) Carrying Costs Component. "Carrying Costs Component" means, at the time in question, the portion of the Outstanding Construction Allowance attributable to Phase II that has not been designated as part of the Base Rent Component pursuant to an Election Notice delivered to Lender pursuant to Paragraph 6(e); provided that at the end of the Phase II Carrying Costs Period the remainder of the Carrying Costs Component shall automatically become part of the Base Rent Component.

	B.      Term.   The first sentence of Paragraph 2 of the
Original Lease is hereby amended in its entirety to read as follows:

		2. Term. The term of this Lease (herein called the "Term") shall commence on and include July 14, 1994 and shall end at 8:00 A.M. on February 1, 2001 (or the next following Business Day if February 2, 2001 is not a Business Day), unless extended or sooner terminated as herein provided.

	C.      Rental.   Paragraph 3(a) of the Original Lease is
hereby amended in its entirety to read as follows:

		(a)     Base Rent.

			(i)     Obligation to Pay.  Tenant shall
pay Landlord rent (herein called "Base Rent") in arrears, in currency that at the time of payment is legal tender for public and private debts in the United States of America, in installments on each Base
Rent Date through the end of the Term. Each payment of Base Rent must be received by Landlord no later that 12:00 noon (San Francisco time) on the date it becomes due; if received after 12:00 noon it will be considered for purposes of this Lease as received on the next following Business Day. Each installment of Base Rent shall represent rent allocable to the Base Rental Period ending on the date on which the installment is due. Landlord shall notify Tenant in writing of the Base Rent payable for each Base Rent Period or portion thereof at least fifteen (15) days prior to the Base Rent Date on which such Base Rent is actually due. Any failure by Landlord to so notify Tenant shall not constitute a waiver of Landlord's right to payment, but absent such notice Tenant shall not be in default for any underpayment resulting therefrom if Tenant, in good faith, reasonably estimates the payment required, makes a timely payment of the amount so estimated and corrects any underpayment within three
(3) Business Days after being notified by Landlord of the underpayment. If Tenant or any other Applicable Purchaser purchases Landlord's interest in the Leased Property pursuant to the Purchase Agreement, any Base Rent for the period ending on the date of purchase
(including, if the date of purchase is not a Base Rent Date, a pro rated portion of the Base Rent which would become due on the next
Base Rent Date but for the purchase) and all outstanding Additional
Rent shall be due on the Designated Payment Date in addition to the purchase price and other sums due Landlord under the Purchase Agreement.

			(ii)    Calculation of Base Rent.   The Base
Rent for each Base Rental Period shall equal (a) the Base Rent
Component on the first day of such Base Rental Period, times
(B) the Effective Rate with respect to such Base Rental Period times
(C) the number of days in such Base Rental Period, divided by
(D) three hundred sixty (360).

	D.      Upfront Fees.   As used in the Lease, "Upfront Fee"
shall mean collectively, the fee described in Paragraph 3(b) of the Original Lease and the fee paid to Landlord in connection with the execution and delivery of this Amendment. Such fee shall represent Additional Rent for the month of February 1996.

	E. Phase II Carrying Costs. Charges accruing at the Effective Rate for each Construction Period ending on or after March 1, 1996 (herein called "Phase II Carrying Costs") will be added to (and thereafter be included in) the Outstanding Construction Allowance (and to the Carrying Costs Component included in the Outstanding Construction Allowance) on the last day of such Construction Period. As used in the Lease, "Carrying Costs" shall mean, collectively, the Carrying Costs which accrued prior to the date of this Amendment as described in paragraph 6.(a)(ii) of the Original Lease and the Phase II Carrying Costs.

	F. Application of Qualified Payments. To the extent that any Qualified Payments are deducted from time to time in computing the Outstanding Construction Allowance, they will be deemed deducted first from the Carrying Cost Component and second from the portion of the Outstanding Construction Allowance included in the Base Rent Component. Further, Landlord shall not be required to apply any Escrowed Proceeds as a Qualified Payment reducing the Base Rent Component on any Advance Date which is not also a Base
Rent Date.

	G. Completion Notice and Base Rent Election Notice. Any Completion Notice delivered prior to the date of this Amendment will be deemed rescinded, and Paragraph 6(d) of the Original Lease is hereby replaced in its entirety with the following Paragraph 6(d) and new Paragraph 6(e):

		(d)     Completion Notice.   Tenant shall provide a
notice to Landlord (the "Completion Notice") promptly after the construction of Phase II is substantially complete and more than fifty percent (50%) of Phase II is being occupied by Tenant.

		(e) Base Rent Election Notice. By February 15, 1996, Tenant may elect, by delivering to Landlord a Base Rent
Election Notice in the form of Schedule 2 hereto (a "Base Rent Election Notice"), to transfer an amount of the Carrying Costs Component which equals or exceeds $200,000 to the Base Rent Component, which transfer shall be effective upon March 1, 1996. At any other time when the Carrying Costs Component equals or exceeds $10,000,000, Tenant may elect, by delivering to Landlord a Base Rent Election Notice to transfer an amount of the Carrying Costs Component which equals or exceeds $10,000,000 to the Base Rent Component, which transfer shall be effective upon the first Base Rent Payment Date which occurs at least ten (10) days after the date on which such Base Rent Election Notice is received by Landlord. Each Base Rent Election Notice shall be irrevocable.

	H.      Amount of Advances.   The number "$17,500,000" set
forth in Paragraph 6(c)(ii)(c) of the Original Lease is hereby amended to read "30,000,000".

	I. Base Rent Commencement Date. Landlord and Tenant hereby agree that the Base Rent Commencement Date is September 1, 1995.

	J. Initial Advance for Phase II. In the event that a Construction Advance is not made on February 1, 1996, Landlord agrees to make a Construction Advance (the "Initial Phase II Advance") at the request of Tenant on any Business Day that occurs within five (5) Business Days after the date hereof; provided that Landlord shall have received Tenant's written request therefor at least one Business Day prior to the requested advance date. For each day during the period beginning on the date on which the Initial Phase II Advance is made until but not including March 1, 1996 (the "Initial Period"), the "Effective Rate" for purposes of calculating Phase II Carrying Costs on the Initial Phase II Advance shall equal the Spread plus the per anum rate charged to Landlord by Landlord's Lender for the use of funds on such day, it being understood that the rate charged to Landlord by Landlord's Lender on such day will be equal to the rate Landlord's Lender established internally as its marginal cost of funds. Any determination by Landlord of the Effective Rate under this Paragraph J shall, in the absence of clear and demonstrable error, be conclusive and binding. Phase II Carrying Costs for the Initial Period shall be added to (and thereafter included in) the Outstanding Construction Allowance (and to the Carrying Costs Component included in the Outstanding Construction Allowance) at the end of the Initial Period and shall equal the sum of the Phase II Carrying Costs for each day during the Initial Period. Phase II Carrying Costs for each such day shall equal the Initial Funding Advance times the per annum Effective Rate for such day, divided by three hundred sixty (360).

	K.      Exhibits; Schedules.

	Exhibit C to the Original Lease Agreement to this Amendment is hereby amended by adding thereto the information set forth in Exhibit C to this Amendment. Schedule 2 to this Amendment is hereby added to the Original Lease as Schedule 2.

III.    Ratification.   The Original Lease, as amended by this
Amendment, is hereby ratified and confirmed in all respects.

IV.     Entire Agreement.   The Original Lease, as modified by this
Amendment, and the documents and agreements referred to in the Lease set forth the entire agreement between the parties concerning the subject matter of the Lease and no further amendment or modification of the Lease or this Amendment shall be binding or valid unless expressed in a writing executed by both parties hereto.

V.      Successors and Assigns.   All of the covenants, agreements,
terms and conditions to be observed and performed by the parties hereto shall be applicable to and binding upon their respective heirs, personal representatives, successors and, to the extent assignment is permitted under the Lease, their respective assigns.

VI.     References to the Lease.   From and after the date of this
Amendment, all references to the "Lease" in other documents related to this transaction are intended to mean the Original
Lease as modified by this Amendment, unless the context shall otherwise require.


	IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



				BNP LEASING CORPORATION,
				a Delaware corporation



				By:  /s/ Lloyd G. Cox
				     ____________________________
				     Lloyd G. Cox, Vice President




				3COM CORPORATION,
				a California corporation



				By:  /s/ Judy Bruner
				     ___________________________
				Its: VP and Treasurer




				  SCHEDULE 2


			  BASE RENT ELECTION NOTICE




BNP Leasing Corporation
c/o Banque Nationale de Paris, San Francisco
180 Montgomery Street
San Francisco, California  94104
Attention:  William J. La Herran

	Re:     Lease Agreement dated July 14, 1994, between
		3COM Corporation, as tenant ("Tenant"), and BNP Leasing Corporation, as landlord ("Landlord")

Gentlemen:

	Capitalized terms used in this letter are intended to have the meanings assigned to them in the Lease Agreement referenced above. This letter constitutes notice to you that Tenant elects to transfer $_________ of Carrying Costs from the Carrying Costs Component to the Base Rent Component, which transfer shall be effective on _____________, 199__, which is the first Base Rent Payment Date to occur at least ten (10) days after your receipt hereof. The election made by this Base Rent Election Notice is irrevocable.

	Executed this _____ day of ______________, 199___.



				3COM CORPORATION



				By:  _________________________
				Name:_________________________
				Title:________________________


[cc all Participants]